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Connolly, Grady & Cha, P.C.

Certified Public Accountants

October 30, 2009

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Skinny Nutritional Corp.

Commissioners:

We have read the statements made by Skinny Nutritional Corp. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Current Report on Form 8-K of Skinny Nutritional Corp., dated October 27, 2009. We agree with the statements contained therein concerning our firm. However, we have no basis on which to comment on the other statements made under Item 4.01.

Very truly yours,

Connolly, Grady + Cha, P.C.

Connolly, Grady & Cha, P.C.

Member of the American Institute of Certified Public Accountants,
Public Company Accounting Oversight Board, and Pennsylvania Institute of Certified Public Accountants

1608 Walnut Street, Suite 1703, Philadelphia, PA 19103 • (215) 735-4580 • Fax (215) 735-4584 • www.cgcpc.com